Exhibit 10.1
SEPARATION AGREEMENT
     THIS SEPARATION AGREEMENT (the “Agreement”) is entered into as of March 27, 2008 (the “Effective Date”) by and between Michael J. Burns (the “Executive”) and Dana Holding Corporation (together with its successors and assigns, the “Company”).
     WHEREAS, the Company was formed in connection with the bankruptcy and emergence from bankruptcy (the “Emergence”) of Dana Corporation (“Old Dana”);
     WHEREAS, the Executive and Old Dana are parties to an Employment Agreement dated as of February 3, 2004, as amended May 16, 2007, and effective as of December 31, 2006 (the “Employment Agreement”);
     WHEREAS, in connection with the establishment of the Company resulting from Old Dana’s Emergence, the Executive and the Company (each, a “Party” and together, the “Parties”) agreed that the Executive would resign from all positions he held at the Company or any of its “Affiliates” (as defined in Section 1(a) below), in each case effective as of the close of business (the “Resignation Time”) on January 31, 2008 (the “Resignation Date”);
     WHEREAS, the Parties agreed that, in order to effect a smooth and orderly transition following the Emergence, the Executive would be and remain an employee of the Company during the Transition Period (as defined below);
     WHEREAS, the Parties have agreed that the Executive’s employment with the Company will terminate at the end of the Transition Period; and
     WHEREAS, the Parties wish to set forth their respective rights and obligations in connection with the Executive’s resignation from his positions at, and the subsequent termination of his employment with, the Company.
     NOW THEREFORE, based upon the mutual promises and conditions contained herein, the Parties agree as follows:
     1. Resignation; Transition Period; Termination of Employment.
          (a) The Executive confirms that he resigned, effective as of the Resignation Time: as Chairman, and a member, of the Board of Directors of the Company; as Chief Executive Officer and Chief Operating Officer of the Company; and from all other positions, offices and titles that he held at the Company or any of its Subsidiaries or Affiliates immediately prior to the Resignation Time. The Company confirms that it, and its Affiliates, accepted such resignations as of the Resignation Time. The Executive represents and warrants that, following the Resignation Date, he has not taken material action to bind the Company to contracts or other commitments except (i) for actions in the ordinary course of the functions he was asked to perform or (ii) as may have been disclosed in advance to the Chairman and Acting Chief Executive Officer, the Chief Administrative Officer or the Board of Directors. For purposes of this Agreement, the term “Affiliate”, when used in respect of a person or entity, shall mean any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, such person or entity. When used in respect of the Company, the term “Affiliates” specifically includes Old Dana.
          (b) During the period (the “Transition Period”) commencing on the Resignation Date and ending on the Termination Date (as defined below), in order to effect a smooth and orderly transition to a new Chairman (the “New Chairman”) and a new acting, and/or permanent, Chief Executive Officer of the Company (a “New CEO”), the Executive shall be and remain an employee of the Company; shall report solely to the New Chairman and/or New CEO; and shall perform such services on behalf of the Company as the New Chairman and/or New CEO may reasonably request. The “Termination Date” shall be March 31, 2008 or such other date, after March 31, 2008, as the Parties may subsequently agree in writing.
     2. The Executive’s Entitlements.
     In connection with the foregoing, the Executive shall be paid the amounts, and shall receive the benefits, set forth in this Section 2.
          (a) The Executive shall be entitled to (i) continue to receive his Base Salary at a monthly rate of $86,250.00 in respect of his service through the Termination Date, (ii) continue to participate, through the Termination Date, in all medical, dental, prescription drug, hospitalization, life insurance and other welfare coverages and benefits in which he was participating immediately prior to the Resignation Date, in each case subject to the terms and conditions of the specific benefit plans or programs referenced above (which the Company warrants have not changed since the Resignation Date), and (iii) COBRA benefits commencing as of the Termination Date.
          (b) The Company shall pay the Executive $3,709,440 in cash (the “2007 AIP Bonus”), as determined in accordance with the Dana Corporation 2007 Annual Incentive Plan (the “2007 AIP”) as if the Executive had remained employed under the Employment Agreement through the date he receives the 2007 AIP Bonus. The Company shall pay the 2007 AIP Bonus, less the portion of the 2007 AIP Bonus that was paid in July 2007, to the Executive in cash no later than March 15, 2008. For the avoidance of doubt, the portion of the 2007 AIP Bonus that was paid in July 2007 was $517,500 and, therefore, the Company shall pay the Executive the balance, or $3,191,940, no later than March 15, 2008.
          (c) The Company shall pay the Executive $1,790,560 in cash, (the “2007 EICP Bonus”), as determined in accordance with the Dana Corporation 2007 Executive Incentive Compensation Plan (the “2007 EICP”) as if the Executive had remained employed under the Employment Agreement through the date he receives the 2007 EICP Bonus. The

Company shall pay the 2007 EICP Bonus on the first business day coincident with or following the 30th day after the Company’s audited 2007 financial statements are filed with the Securities and Exchange Commission (the date on which the 2007 EICP Bonus is paid being referred to as the “2007 EICP Payment Date”).
          (d) The Company shall, in full satisfaction of the “Supplemental Retirement Benefit” (as defined in the Employment Agreement) and the Executive’s entitlements under Section 3(c) and 3(c)(A) of the Employment Agreement: (i) pay the Executive, in a cash lump sum on the first business day that is more than 6 months after the Termination Date, an amount equal to $4,116,008 (i.e., 60% of $6,860,013, the “Accrued Benefit” (as defined in the Employment Agreement) as of March 1, 2006); (ii) treat (or cause Old Dana to treat) $2,744,005 (i.e., 40% of the Accrued Benefit) as an allowed general unsecured claim of the Executive in the Bankruptcy Cases; (iii) pay the Executive, in a cash lump sum on the first business day that is more than 6 months after the Termination Date, an amount equal to $1,127,220 (i.e., the aggregate amount of the annual credits and interest credits accrued from March 1, 2006, through the Resignation Date with respect to the Supplemental Retirement Benefit); and (iv) separately, pay the Executive 5% interest, compounded daily, on each amount due to him under this Section 2(d), calculated from the Resignation Date through April 15, 2008.
          (e) The Company shall pay the Executive $3,000,000 in cash, in consideration for his having executed the Confidentiality, Non-Compete, Non-Solicitation, Non-Disclosure and Non-Disparagement Agreement by and between the Executive and Old Dana, dated as of May 16, 2007 (the “Non-Compete Agreement”), a copy of which is attached as Exhibit B hereto. The Parties agree that the “Non-Compete Period” (as defined in the Non-Compete Agreement) shall be deemed to end on March 31, 2009. The amount due under this Section 2(e) shall be paid as follows: $1,750,000 shall be paid in a lump sum on the first business day that is more than 6 months after the Termination Date; and the remainder shall be paid in five monthly installments of $250,000 each on the first business day of each calendar month that begins after such first business day, in accordance with the Bankruptcy Court Order dated December 18, 2006. The Executive hereby agrees and acknowledges that the Non-Compete Agreement is a valid and binding agreement to which he remains subject in accordance with its terms (as modified by this Section 2(e)).
          (f) The Company shall pay the Executive as additional consideration for his obligations and commitments pursuant to this Agreement, the Release and the Non-Compete, the amount of $150,000.00, such amount to be paid in cash no later than April 15, 2008.
          (g) If the Executive timely elects COBRA continuation coverage, the Company shall pay the Executive’s medical premiums, each month during the 18-month COBRA continuation period that commences as of the Termination Date, in an amount equal to the amount by which the cost of the monthly COBRA premiums exceeds the cost that the Executive was required to pay for such coverage while he was an active employee (and subject to any 2009 premium increases or decreases applicable to management employees generally); provided, however, that the Company’s obligations under this Section 2(i) shall cease on the date the Executive becomes employed by a new employer and is eligible for coverage under the group benefit plans of such new employer. The Executive’s sole cost shall be the payment of the then current monthly premium during the COBRA period.
          (h) The Company’s obligations under Sections 2(d), 2(f), 2(g) and 2(i) are conditioned on the Executive signing, and delivering to the Company, on the Effective Date, a release of claims in the form attached as Exhibit A hereto (the “Release”) and not thereafter timely revoking it in accordance with its terms (the date such Release becomes irrevocable in accordance with its terms being the “Release Effective Date”).
          (i) Promptly upon receiving appropriate substantiating documentation, the Company shall pay to the Executive’s attorneys an amount equal to the attorneys’ fees (and other reasonable charges of counsel) incurred by him since November 1, 2007, in connection with his employment arrangements or the termination thereof, subject to a cap of $125,000.00.
          (j) The Company and its Affiliates shall (without duplication) promptly pay or provide the Executive any and all other or additional benefits to which the Executive is entitled in accordance with the applicable terms of any applicable plan, program, agreement or arrangement of the Company and/or any of its Affiliates (collectively, “Company Arrangements”).
          (k) All monies owed to the Executive shall, upon the Executive’s reasonable request, be paid by wire transfer of immediately available funds to an account or accounts designated by the Executive.
     3. Miscellaneous.
          (a) Indemnification. Nothing in this Agreement or elsewhere shall reduce or otherwise adversely affect any rights that the Executive may have to contribution, indemnification, or advancement of expenses (including, without limitation, advancement of attorney’s fees) whether under the Employment Agreement, Old Dana’s corporate governance documents, or otherwise. In addition, the Executive shall be entitled to indemnification and advancement of expenses (including, without limitation, advancement of attorney’s fees) to the maximum extent permitted by the Company’s articles of incorporation and by-laws. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, through the Termination Date and (i) for such time thereafter as such coverage is maintained for any current or former director or officer of the Company or (ii) until all covered claims against the Executive are time-barred, providing coverage to the Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other current or former officer or director of the Company or any of its Affiliates.

          (b) Arbitration. Any dispute between the Company or any of its Affiliates on the one hand, and the Executive on the other, arising out of or relating to this Agreement, the Employment Agreement, the Executive’s employment with (or services for) the Company or its Affiliates, or the termination of such employment and/or services (a “Covered Dispute”) shall (except to the extent that enforcement of restrictive covenants through injunction or similar relief is sought) be resolved by binding confidential arbitration, to be held in Toledo, Ohio, in accordance with the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association. Judgment upon the arbitrator’s award shall be entered into any court having jurisdiction. The parties will share the cost of the arbitration equally and each will bear their own respective costs.
          (c) No Mitigation; No Off-Set. In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company and/or its Affiliates under this Agreement, and there shall be no offset against amounts or benefits due the Executive under this Agreement or otherwise on account of (i) any claim that the Company may have against him or (ii) any remuneration or other benefit earned or received by the Executive after such termination. Any amounts due to the Executive under this Agreement are considered to be reasonable by the Company and are not in the nature of a penalty.
          (d) Non-Disparagement. Neither Party (for purposes of the Company this obligation will apply to the executive officers or the directors of the Company) shall, directly or indirectly, make (or cause to be made) any comment or statement, in the media or to the press or to any individual or entity with whom either Party has a significant business or professional relationship, that should reasonably be expected to adversely affect the other Party’s reputation or the conduct of such other Party’s business; provided, however, that nothing in this Section 3(e) shall prevent either Party from making truthful statements to the extent required by law, court order or subpoena or in any judicial process or proceeding. It is further understood and agreed that the Company will not respond to requests for references other than the dates of employment unless it has received a release signed by the Executive authorizing the release of the specific information requested.
          (e) Public Announcements. The Executive shall be given a reasonable opportunity to review and comment on any press release, regulatory filing, or other public statement that is made by the Company or its Affiliates and that relates to this Agreement or to the Executive’s employment with, or services for, the Company and its Affiliates, or to the termination thereof.
          (f) Company’s Representations. The Company represents and warrants that (i) it is fully authorized by required action of its Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it will not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it or any of its Affiliates is a party or by which it or any of its Affiliates is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation and shall be enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable laws affecting the enforcement of creditors’ rights generally.
          (g) Executive’s Representations. The Executive represents and warrants that (i) delivery and performance of this Agreement by him will not violate any law or regulation applicable to the Executive, (ii) delivery and performance of this Agreement by him will not violate any applicable order, judgment or decree or any agreement to which the Executive is a party or by which he is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of the Executive and shall be enforceable against him in accordance with its terms, except to the extent that enforceability may be limited by applicable laws affecting the enforcement of creditors’ rights generally. Further, the Executive represents and warrants that he has not filed and will not file any complaint, charge, lawsuit or other legal or administrative action against the Company relative to the Executive’s employment or separation from service with the Company other than as described in Section 3(b) above.
          (h) Tax Withholding; Section 409A. The Company may withhold from any amount or benefit payable under this Agreement any taxes that it is required to withhold by applicable law or regulation. In addition, if the payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any “additional tax”, interest or penalties under Section 409A of the Code, then the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such “additional tax”, interest or penalties. In addition, to the extent either Party hereto reasonably determines that any provision of this Agreement would subject the Executive to “additional tax”, interest and penalties under Section 409A, the Parties agree in good faith to cooperate to reform this Agreement in a manner that would avoid the imposition of such “additional tax”, interest or penalties on the Executive while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to the Company.
          (i) Cooperation with the Company. Without charge to the Company except for reasonable expenses, the Executive agrees, upon reasonable request, to make himself reasonably available to, and to cooperate with, the Company and its attorneys concerning pending and future investigations (including but not limited to the pending SEC investigation) and litigation matters arising out of or relating to his employment with the Company or other matters concerning the Company about which has knowledge or had involvement. Cooperation for purposes of this provision will include but not be limited to (i) making himself reasonably available (within the reasonable demands of his schedule) for interviews and discussions with the Company’s counsel as well as depositions and testimony, (ii) refraining from impeding the Company’s defense of any such litigation or the presentation of its position in an investigation or administrative proceeding and (iii) cooperating fully in the development and presentation of such defense or position. In the event counsel selected by the Company is unable to represent the Executive due to a conflict of interest, the Executive shall have the right to engage his own counsel, and the Company hereby agrees and acknowledges that it will promptly reimburse the Executive (or will pay his attorneys directly) for any costs and expenses reasonably incurred by him in engaging or retaining such counsel.
          (j) Amendment or Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is set forth in a writing that expressly identifies provisions being amended and that is signed by the Parties. No waiver by any person or entity of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at any prior or subsequent time. To be effective, a waiver must be set forth in a writing that is signed by the waiving person or entity and that expressly identifies the condition or provision breach of which is being waived.
          (k) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of (i) the Company and its successors and assigns and (ii) the Executive and the Executive’s heirs, executors, administrators and legal representatives. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred upon the approval of the Executive which shall not be unreasonably withheld or pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and that such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. In the event of any liquidation, or sale of business or assets, as described in the preceding sentence, the Company shall use its best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 3(l) below.
          (l) Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative, as applicable.
          (m) Entire Agreement. This Agreement (together with its Exhibits) constitutes the entire understanding and agreement between the Parties concerning the specific subject matter hereof and supersedes in its entirety, as of the Effective Date, any prior agreement between the Parties (including but not limited to the Employment Agreement, other than with respect to indemnification and advancement as set forth in Section 3(a) above).
          (n) Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any other Company Arrangement (excluding the Employment Agreement, other than with respect to indemnification and advancement as set forth in Section 3(a) above), the provision more favorable to the Executive shall control (unless otherwise required by applicable law). There shall be no restrictions of the Executive’s activities after the Termination Date other than those expressly set forth in this Agreement and in the Non-Compete Agreement.
          (o) Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms and otherwise in accordance with the laws of the State of Ohio, without reference to principles of conflicts of law.
          (p) Notices. Any notice, consent, demand, request, or other communication given to any person or entity in connection with this Agreement shall be in writing and shall be deemed to have been given to such person or entity (i) when delivered personally to such person or entity or (ii), provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address specified below for such person or entity (or to such other address as such person or entity shall have specified by ten days’ advance notice given in accordance with this Section 3(p)), (iii), in the case of the Company and its Affiliates only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by the Company with ten days’ advance notice given in accordance with this Section 3(p)), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 3(p) or (iv), in the case of the Executive only, on the first business day after it is sent as a “pdf” document by e-mail to the e-mail address set forth below (or to such other e-mail address as shall have specified by the Executive with ten days’ advance notice given in accordance with this Section 3(p)), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 3(p).

If to the Company:
Dana Holding Corporation
4500 Dorr Street
Toledo, OH 43615
Attn: General Counsel
Tel:     (419) 535-4500
Fax:     (419) 535-4790
with a copy to:
Folger, Levin & Kahn, LLP
275 Battery Street, 23rd Floor
San Francisco, CA 94111
Attn:   Michael A. Kahn, Esq.
Tel:   (415) 986-2800
Fax:   (415) 986-2827
If to the Executive:
Michael J. Burns
[Address]
[Address]
[Telephone]
[E-Mail]
with a copy to:
Morrison Cohen LLP
909 Third Avenue
New York, NY 10022
Attention: Robert M. Sedgwick, Esq.
Tel:     (212) 735-8600
Fax:     (212) 735-8708
          (q) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.
          (r) Headings. The headings of the Sections and sub-sections contained in this Agreement are for the convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

DANA HOLDING CORPORATION

By:	/s/ Robert H. Marcin

Name:	Robert H. Marcin
Title:	Chief Administrative Officer
Date:	March 27, 2008

MICHAEL J. BURNS

/s/ Michael J. Burns

Date: March 27, 2008

Exhibit A
Form of Mutual Release of Claims
     THIS MUTUAL RELEASE OF CLAIMS (this “Release”) is entered into as of March 27, 2008, by and between Michael J. Burns (the “Executive”) and Dana Holding Corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Separation Agreement by and between the Company and the Executive, dated as of March 26, 2008 (the “Separation Agreement”).
     1. Release by the Executive.
          (a) The Executive, on behalf of himself and his beneficiaries, estate and legal representatives (collectively, with the Executive, the “Executive Releasors”) hereby releases, acquits and forever discharges the Company and Old Dana and each of their Subsidiaries and Affiliates and each of their respective successors, assigns, officers, directors, employees, agents and attorneys (collectively, the “Company Released Parties”) from any and all claims, causes of actions, demands, suits, costs, expenses and damages of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, at law or in equity, that any Executive Releasor may have, or may have had, or may hereafter have, and that are based in whole or in part on facts, whether or not now known, existing prior to the Termination Date, and that arise out of, or relate to the Executive’s employment with, or services for the Company or Old Dana or any of their Subsidiaries or Affiliates, or the termination of such employment or services, other than claims arising under or preserved by the Separation Agreement. The Executive agrees to promptly indemnify the Company and the other Company Released Parties against, and to hold them harmless against, any claims released pursuant to this Section 1(a).
          (b) Except as set forth above, the claims released by the Executive include any and all claims under federal, state or local laws pertaining to employment, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or U.S. federal, state or local laws of any type or description regarding employment, including but not limited to any claims in any way arising from or derivative of the Executive’s employment with the Company or any of its Affiliates or the termination of such employment, as well as any claims under state contract or tort law or otherwise, including but not limited to claims pursuant to the Employment

Agreement, except for claims for indemnification and advancement as provided in Section 3(a) of the Separation Agreement.
     2. Release by the Company. The Company, on behalf of itself and the other Company Released Parties, hereby releases, acquits and forever discharges the Executive Releasors from any and all claims, causes of actions, demands, suits, costs, expenses and damages of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, at law or in equity, that any Company Released Parties may have, may have had, or may hereafter have, and that are based in whole or in part on facts, whether or not now known, existing prior to the Termination Date, and that arise out of, or relate to, the Executive’s employment with, or services or, the Company or any of its Affiliates, or the termination of such employment or services, other than claims based on willful misconduct, intentional fraud or gross neglect and claims arising under or preserved by the Separation Agreement; provided, however, that it is the intention of the Parties that the Release by the Company not be construed in any manner that would be prejudicial to any right on the part of an insurer to subrogation pursuant to any policies issued to the Company. The Company hereby agrees to promptly indemnify the Executive and the other Executive Releasors against, and to hold the Executive and such other Executive Releasors harmless against, any claims released pursuant to this Section 2.
     3. Incorporation of Specific Provisions. The following subsections of Section 3 of the Separation Agreement shall be deemed incorporated by reference in this Release and shall be treated as if set forth in full herein: (g), (h), (j), (k), (m), (o), (p) and (q), except that references in them to this “Agreement” shall be deemed to be references to this “Release”.
     4. Review and Revocation Period. The Executive hereby represents that he has read this Release carefully and fully understands the terms hereof, and that he has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release. The Executive acknowledges that he is executing this Release voluntarily and knowingly, without duress or coercion, and that he has not relied on any representations, promises or agreements of any kind, other than those set forth in this Release. The Executive further represents that he has had 21 days to review this Release. If the Executive has executed this Release in fewer than 21 days after its delivery, the Executive hereby acknowledges that his decision to execute this Release prior to the expiration of such 21-day period was entirely voluntary. The Executive may revoke his acceptance of this Release within seven days after it is signed by sending written notice to the Company that the Executive wishes to revoke his acceptance of it and not be bound by it. In those circumstances, the Company shall have no obligation to provide to the Executive the benefits contained in this Release or in the specific provisions of the Separation Agreement that are provided on condition of the Executive’s signing and not timely revoking a release. This Release shall become effective on the 7th day after the Executive signs it unless revoked in accordance with the procedure set forth in the prior sentence. This Release shall be null and void if not signed by the Company, and delivered to the Executive, on or within 14 days following the Termination Date.

     IN WITNESS WHEREOF, the Parties have executed this Release as of the date and year first above written.

DANA HOLDING CORPORATION

By:	/s/ Robert H. Marcin
Name:
Title:
Date:

MICHAEL BURNS

/s/ Michael Burns

Date:

Exhibit B
Restrictive Covenants Agreement
CONFIDENTIALITY, NON-COMPETE, NON-SOLICITATION,
NON-DISCLOSURE AND NON-DISPARAGEMENT AGREEMENT
     THIS CONFIDENTIALITY, NON-COMPETE, NON-SOLICITATION, NON-DISCLOSURE AND NON-DISPARAGEMENT AGREEMENT (the “Agreement”) is made and entered on the 16th day of May 2007 (the “Effective Date”), by and between Dana Corporation, a Virginia corporation, whose principal place of business is located at 4500 Dorr Street, Toledo, Ohio (the “Corporation”) and Michael J. Burns (the “Executive”), pursuant to the Memorandum Opinion of the United States Bankruptcy Court for the Southern District of New York dated November 30, 2006 (the “Opinion”), and an Order of the Bankruptcy Court dated December 18, 2006 (the “Order”).
WITNESSETH:
     WHEREAS, the Executive is an employee of the Corporation and serves the Corporation as its Chairman and Chief Executive Officer;
     WHEREAS, on March 3, 2006, the Corporation and forty of its Subsidiaries (the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York, Case No. 06-10354 (BRL) (jointly Administered), (the “Bankruptcy Cases”);
     WHEREAS, the Corporation and the Executive wish to resolve certain issues between them arising from or relating to the Executive’s service and employment with the Corporation.
     NOW, THEREFORE, in consideration of the premises and the promises and agreements contained herein and other good and valuable consideration (including the Executive’s continued employment by the Corporation), the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Corporation and the Executive agree as follows:
1. Confidential Information.
     (a) The Executive agrees not to disclose, either while in the Corporation’s employ or at any time thereafter, to any person not employed by the Corporation, or not engaged to render services to the Corporation, except with the prior written consent of an officer authorized to act in the matter by the Corporation’s Board of Directors (the “Board”), any confidential information of the Corporation, its Subsidiaries and Affiliates (both, as defined below) obtained by him while in the employ of the Corporation, including, without limitation, information relating to the finances, strategy, organization, operations, inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, supplies, client relationships, marketing strategies or trade secrets of the Corporation and its Subsidiaries and Affiliates; provided, however, that this provision shall not preclude the Executive from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Corporation or from disclosure required by law or court order if, in the case of such required disclosure, the Executive has given the Corporation reasonable prior notice in order to permit the Corporation to take steps to protect the information from public disclosure. The agreement herein made in this Section 1(a) shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law upon the Executive in respect of confidential information and trade secrets of the Corporation, its Subsidiaries and Affiliates.
     (b) The Executive also agrees that upon leaving the Corporation’s employ he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board, and he will surrender to the Corporation any record, list, drawing, blueprint, specification or other document or property of the Corporation, its Subsidiaries and Affiliates, together with any copy and reproduction thereof, mechanical or otherwise, which is of a confidential nature relating to the Corporation, its Subsidiaries and Affiliates, or, without limitation, relating to its or their finances, strategy, organization, operations, inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, suppliers, client relationships, marketing strategies or trade secrets, or which was obtained by him or entrusted to him during the course of his employment with the Corporation.
2. Competition.
     (a) The Executive agrees that he will not engage in Competition at any time (i) while employed by the Corporation during the Employment Period and (ii), if applicable, (1) during the six-month period immediately following the termination of the Executive’s employment for any reason during the Bankruptcy Cases or (2) during the twelve-month period immediately following termination of the Executive’s employment for any reason after the conclusion of the Bankruptcy Cases (each, and collectively, the “Non-Competition Period”). In addition, following the termination of his employment for any reason, the Executive agrees that he will not make or publish any statement which is, or may reasonably be considered to be, disparaging of the Corporation or any of its Subsidiaries or Affiliates, or directors, officers or employees, or the operations, brands or products of the Corporation or any of its Subsidiaries or Affiliates, provided that nothing in this sentence shall prevent the Executive from making any truthful statements in connection with any legal proceeding or any investigations by the Corporation, any of its Subsidiaries or Affiliates or any governmental authority.
     (b) The word “Competition” for the purposes of this Agreement shall mean (i) taking a management position with or control of a business engaged in the design, development, manufacture, marketing or distribution of products which constituted 15% or more of the sales of the Corporation and its Subsidiaries and Affiliates during the last fiscal year of the Corporation preceding the termination of the Executive’s employment in any geographical area in which the Corporation, its Subsidiaries or Affiliates is at the time engaging in the design, development, manufacture, marketing or distribution of such products; provided, however, that in no event shall ownership of less than 5% of the outstanding capital stock entitled to vote for the election of directors of a corporation with a class of equity securities held of record by more than 500 persons, standing alone, be deemed Competition within the meaning of this Agreement, (ii) soliciting, encouraging, or inducing or attempting to solicit, encourage or induce any employee of the Corporation or any of its Subsidiaries or Affiliates to terminate his or her employment relationship with the Corporation or such Subsidiary or Affiliate, (iii) soliciting or attempting to solicit any person who is a customer of the businesses conducted by the Corporation and its Subsidiaries and Affiliates, or any business in which the Executive has been engaged on behalf of the Corporation and its Subsidiaries or Affiliates at any time during the Employment Period, in each case, with respect to any product or service being furnished, made, sold or leased, in each case in a material respect, to or by the Corporation or such Subsidiary or Affiliate; provided that the foregoing shall not apply to any business which has been sold or divested by the Corporation prior to the Termination Date, or (iv) persuading or seeking to persuade any customer of the Corporation or any of its Subsidiaries or Affiliates to cease to do business or to reduce the amount of business, in case in a material respect, which any supplier or customer has customarily done or contemplates doing with the Corporation or such Subsidiary or Affiliate, whether or not the relationship between the Corporation or its Subsidiary or Affiliate and such customer was originally established in whole or in part through the Executive’s efforts. For purposes of Section 2(b)(iii) and (iv) only, during the portion of the Non-Competition Period following the termination of the Executive’s employment, the term “customer” shall mean a customer who has done business with the Corporation or any of its Subsidiaries or Affiliates within twelve months preceding the termination of the Executive’s employment.
     (c) If, at any time, the provisions of this Agreement shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope, the provisions of this Agreement shall be divisible and shall become immediately amended to cover only such area, duration or scope as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
     For all purposes of this Agreement, (1) a “Subsidiary” shall mean a corporation or other entity, of which 50% or more of the voting securities or other equity interests is owned directly, or indirectly through one or more intermediaries, by the Corporation, and (2) an “Affiliate” shall mean a corporation or other entity which is not a Subsidiary and which directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. For the purpose of this definition, the terms “control,” “controls” and “controlled” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation or other entity, whether through the ownership of voting securities, by contract, or otherwise.
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     IN WITNESS WHEREOF, the Corporation and the Executive have executed and delivered this Agreement as of the day and year first written above.

DANA CORPORATION

By:	/s/
Its:	Chairman, Compensation Committee

/s/

Michael J. Burns

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